Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIEWBIX INC.

Viewbix Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

A.	The Corporation was originally incorporated under the name the Infergene Company by the filing of its original Certificate of Incorporation with the Secretary of State of the State Delaware on August 16, 1985.

B.	This Certificate of Amendment (the “Certificate”), which amends, restates and further integrates the Certificate of Incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

C.

This Certificate hereby amends the Certificate of Incorporation by amending and restating Article I in its entirety to read as follows:

“The name of the corporation is “Quantum X Labs Inc.” (the “Corporation”).”

D.	This Certificate shall become effective as of 12:01 a.m., Eastern Time, on April 30, 2026.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged on April 29, 2026.

By:	/s/ Amihay Hadad
Amihay Hadad, Chief Executive Officer